UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

October 4, 2013

Cornerstone Core Properties REIT, INC.

(Exact name of registrant as specified in its charter)

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Maryland	000-52566	73-1721791
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1920 Main Street, Suite 400

Irvine, California 92614

(Address of principal executive offices)

(949) 852-1007

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement

On October 4, 2013 we acquired, through a wholly-owned subsidiary, three healthcare related facilities with a total of 132 units and 188 beds. The transaction purchase price of $15.3 million was funded by $3.9 million in cash and an $11.4 million loan from The Private Bank as described below in Item 2.03. The information in this Report sets forth under Items 2.01 and 2.03 related to this acquisition, including the Carteret House , Hamlet House, and Shelby House facilities (as defined below) and the related financing arrangement is incorporated by reference herein.

Item 2.01	Completion of Acquisition or Disposition of Assets

Acquisition of Three Assisted Living and Memory Care Facilities in North Carolina

General

On October 4, 2013, through wholly-owned subsidiaries, we acquired a 32 unit assisted living facility in Newport, North Carolina (“Carteret House”), a 40 unit assisted living facility in Hamlet, North Carolina (“Hamlet House”), and a 60 unit assisted living facility in Shelby, North Carolina (“Shelby House”) (together, the “Properties”) from wholly-owned subsidiaries of Meridian Senior Living (“Meridian”).

The Properties will be leased back to Meridian, the current operator of the Properties, under long-term triple net leases. The lease terms are 15 years, with lessee options to renew for one additional five-year period. The aggregate lease rates for the Properties, calculated as the first year lease payment as a percentage of the aggregate purchase price, is 8.8%. Meridian operates 120 senior living communities in 12 states with over 4,400 units. Meridian operates 44 facilities in North Carolina.

The Properties collectively provide an initial estimated cash on cash yield, which is calculated by dividing the first year lease payment, less debt service and asset management and property management fees paid to our advisor, by the equity contribution, including fees and transaction costs ($5.1 million), of approximately 11.6%.

The cash contribution for this acquisition came from the proceeds from the sale of the Florida industrial portfolio properties as disclosed in our Form 8-K filed on September 13, 2013.

Carteret House

Carteret House is an assisted living facility with 32 units and 64 beds located in Newport, North Carolina. The facility, consisting of a single-story, wood frame structure totaling 29,570 square feet, was constructed in 1994. It currently operates at 92% occupancy.

Hamlet House

Hamlet House is an assisted living facility with 60 units and beds located in Hamlet, North Carolina. The facility, consisting of a single-story wood frame structure totaling 34,638 square feet, was constructed in 1999. It currently operates at 97% occupancy.

Shelby House

Shelby House is an assisted living facility with 40 units and 64 beds located in Shelby, North Carolina. The facility, consisting of a single-story wood frame structure totaling 23,074 square feet, was constructed in 1991. It currently operates at 89% occupancy.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off Balance Sheet Arrangement of Registrant.

We acquired our interest in the Properties subject to a secured loan. On October 4, 2013, we entered into a loan agreement with The Private Bank (“PB Loan”) for a loan in the aggregate amount of $11.4 million collateralized by security interests in the Properties. The PB Loan, which bears interest at LIBOR, with a floor of 100 basis points, plus a spread of 4.25%, matures on October 3, 2016, at which time all outstanding principal, accrued and unpaid interest and any other amounts due under the loan agreement will become due. The PB Loan requires that the payment of principal, based on a 25 year amortization schedule, be deposited into a sinking fund. The loan may be prepaid with no penalty if the Properties are refinanced through the Department of Housing and Urban Development (“HUD”). Interest payments on the PB Loan are due monthly.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

A list of exhibits filed herewith is contained on the Exhibit Index and is incorporated herein by reference.

Number 99.1	Exhibit Press release dated October 8, 2013 titled “Cornerstone Core Properties REIT, Inc. Acquires Three Assisted Living Facilities”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CORNERSTONE CORE PROPERTIES REIT, INC.

By:	/s/ Timothy C. Collins
Name: Timothy C. Collins
Title: Chief Financial Officer

Dated: October 8, 2013